Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS 2005 THIRD QUARTER RESULTS
Denver, Colorado, November 2, 2005 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2005 third quarter results. As of September 30, 2005, the Company had cash, cash equivalents and investments of $193.7 million. Net loss for the quarter ended September 30, 2005 was $7.9 million, or $0.22 per share, compared to a net loss of $13.0 million, or $0.49 per share in the same period last year.
“We made significant progress during the past quarter with the advancement of our two late-stage product candidates, ambrisentan and darusentan, as well as our discovery research program” said J. William Freytag, President and Chief Executive Officer of Myogen. “We are gratified by the support and confidence the investment community expressed in us in connection with our $125 million financing in September. We are looking forward to the remainder of this year with ambrisentan ARIES-2 data expected in December and completion of patient enrollment in ARIES-1 expected before the end of the year.”
Product Portfolio Update
Ambrisentan: Ambrisentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with pulmonary arterial hypertension (PAH). Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States and European Union.
ARIES-1 & -2
ARIES-1 & -2 are two pivotal Phase 3 trials evaluating ambrisentan in patients with PAH. Each trial was designed to enroll 186 patients. ARIES-1 is enrolling patients primarily from North America plus selected international sites, while ARIES-2 enrolled 192 patients primarily in Europe plus selected additional international sites.
Patient enrollment in ARIES-2 was completed on August 4, 2005 and the last patient completed the 12-week trial on October 24, 2005. The Company expects to report top line results of the trial in December 2005. The primary efficacy endpoint of this trial is the change from baseline in the six-minute walk distance evaluated after 12 weeks of therapy compared to placebo. With a sample size of 62 patients per arm, the trial has approximately 90% power to detect a placebo-corrected treatment effect of 35 meters for each dose group. A fixed-sequence approach for analysis, starting with the 5 mg dose and then proceeding to the 2.5 mg dose, will be used to control the Type I error for the two comparisons.
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The Company expects to complete patient enrollment in ARIES-1 by the end of 2005 and report top line results approximately six months thereafter.
AMB-222
In May 2005, the Company announced the initiation of an open-label trial in which ambrisentan is administered to PAH patients who have previously discontinued bosentan and/or sitaxsentan treatment due to serum aminotransferase abnormalities. The primary endpoint of the trial is the incidence of serum aminotransferase concentrations greater than three times the upper limit of the normal range during the 12 week trial.
The Company recently closed screening in this trial after surpassing the enrollment target of thirty patients. Thirty-six patients were enrolled in the trial, 92% of whom had discontinued bosentan and 11% of whom had discontinued sitaxsentan due to serum aminotransferase abnormalities. These percentages sum to greater than 100% since some patients had been treated sequentially with bosentan and sitaxsentan but had to discontinue both due to elevated serum aminotransferase levels. The last patient enrolled in this trial will reach the 12-week endpoint evaluation in January 2006.
Darusentan: Darusentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist which is being evaluated as a once daily oral therapy for patients with resistant hypertension.
In August 2005, the Company announced the top line results of a Phase 2b randomized, double-blind, placebo-controlled clinical trial designed to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment of 115 patients was completed in April 2005. Patients underwent forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day was achieved. The treatment period for the study was 10 weeks.
Results of the trial demonstrated that 300 mg of darusentan dosed once daily provided statistically significant, placebo-corrected reductions of 11.6 mmHg (p=0.02) in systolic blood pressure and 5.8 mmHg (p=0.004) in diastolic blood pressure. Clinically meaningful reductions in systolic and diastolic blood pressure were also observed at earlier time points at lower doses. Trial results also demonstrated darusentan was generally well tolerated suggesting a favorable safety profile. There was no difference in the incidence of premature discontinuations in the darusentan arm compared to the placebo arm. Furthermore, there were no observed serum aminotransferase concentrations above two times the upper limit of the normal range.
Based on these results, the Company plans to move forward with Phase 3 clinical development of darusentan for the treatment of patients with resistant hypertension. The Company recently participated in an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA). Over the next several months the Company expects to continue discussions regarding the design of the Phase 3 clinical development program with the FDA and begin discussions with the European Medicines Agency (EMEA). Additional guidance on the darusentan Phase 3 development program will be provided when the plan is finalized.
Drug Discovery Research: Myogen is continuing to make progress in its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease.
Financial Highlights for the Quarter ended September 30, 2005
Sales of Perfan® I.V. for the quarter were $738,000 versus $783,000 for the same period in 2004. The decrease in sales, in U.S. dollars, from the prior year period was the result of decreased sales volume. The cost of goods sold, as a percentage of Perfan I.V. sales, was 32% for the quarter compared to 31% for the same quarter in 2004. Research and development contracts revenue from the Company’s research agreement with Novartis was $1.8 million for the quarter compared to $1.7 million for the same period in 2004.

Research and development expenses, excluding stock-based compensation expenses, decreased 51% to $6.0 million from $12.3 million for the quarters ended September 30, 2005 and 2004, respectively. The decrease in expenses for the 2005 period was primarily due to the termination of the development of enoximone capsules.
Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 67% to $3.5 million for the quarter ended September 30, 2005 from $2.1 million for the same quarter of 2004. The increase was primarily due to increased marketing costs associated with ambrisentan pre-launch activities, staffing and related recruiting costs and an increase in professional service costs.
2005 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations.
For the year ending December 31, 2005, the Company anticipates:
•	Total Perfan I.V. sales of $3.0 million to $3.2 million;

•	Total research and development contracts revenue of $6.7 million to $6.9 million, an upward revision from previous guidance of $6.0 million to $6.8 million;

•	Total operating expenses, excluding stock-based compensation expenses of $67 million to $73 million; and

•	Basic net loss per share between $1.81 and $2.00.
In addition, based on current spending projections, we believe our cash, cash equivalents and investments are sufficient to fund operations for at least 18 months.
Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Wednesday, November 2, 2005 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-257-1927 (domestic) or 303-205-0066 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Wednesday, November 16, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11042459#.
About Myogen
Myogen currently markets one product (Perfan® I.V.) in Europe for the treatment of acute decompensated heart failure and has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the completion of enrollment and reporting of preliminary results from the Company’s pivotal Phase 3 trials of ambrisentan, statements relating to the design and implementation of the darusentan phase 3 development program, and projections regarding the Company’s product sales, research and development contracts revenue and operating expenses. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.

Among other things, the projected commencement and completion of any of the Company’s clinical trials and the dissemination of the results of the clinical trials may be affected by difficulties or delays, including difficulties or delays caused by regulatory issues, patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical programs, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results. Preliminary clinical trial results may not be confirmed upon full analysis of the detailed results of a trial. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. Operating expense and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing of and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004, in Myogen’s reports on Form 10-Q and Form 8-K and in other documents filed by Myogen with the Securities and Exchange Commission (SEC). It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the SEC. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$164,268,946	$71,258,294
Short-term investments	23,425,687	48,330,819
Accrued interest receivable	242,118	290,972
Trade accounts receivable	699,126	946,177
Research and development contract amounts due within one year	—	300,000
Inventories	218,214	258,120
Prepaid expenses and other current assets	853,295	1,679,340

Total current assets	189,707,386	123,063,722

Long-term investments	6,003,029	—
Property and equipment, net	2,589,850	2,503,579
Other assets	27,299	35,421

Total assets	$198,327,564	$125,602,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,779,823	$10,681,667
Accrued liabilities	1,462,274	1,941,083
Current portion of deferred revenue	1,272,531	1,823,188
Current portion of deferred rent	66,206	59,456
Current portion of capital lease obligations	69,579	59,924
Current portion of notes payable, net of discount	645,661	1,821,806

Total current liabilities	16,296,074	16,387,124

Deferred revenue, net of current portion	1,952,408	1,398,753
Deferred rent, net of current portion	167,399	217,616
Capital lease obligations, net of current portion	55,088	112,728
Notes payable, net of current portion and discount	—	172,100

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at September 30, 2005 and December 31, 2004, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 41,403,726 and 35,731,581 shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	41,404	35,732
Additional paid-in-capital	409,872,187	286,017,266
Deferred stock-based compensation	(6,144,368)	(2,534,535)
Accumulated other comprehensive loss	(64,171)	(42,203)
Deficit accumulated during the development stage	(223,848,457)	(176,161,859)

Total stockholders’ equity	179,856,595	107,314,401

Total liabilities and stockholders’ equity	$198,327,564	$125,602,722

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$738,337	$783,235	$2,399,116	$2,534,713
Research and development contracts	1,779,065	1,666,667	5,064,907	4,669,962

	2,517,402	2,449,902	7,464,023	7,204,675

Costs and expenses:
Cost of product sold	235,406	239,917	816,046	788,621
Research and development (excluding stock-based compensation expense of $406,965, $470,155, $936,993, and $1,621,286, respectively)	6,030,698	12,334,697	44,127,316	39,420,805
Selling, general and administrative (excluding stock-based compensation expense of $860,337, $473,161, $1,364,349, and $1,655,906, respectively)	3,475,977	2,085,914	9,705,045	6,368,042
Stock-based compensation expense	1,267,302	943,316	2,301,342	3,277,192

	11,009,383	15,603,844	56,949,749	49,854,660

Loss from operations	(8,491,981)	(13,153,942)	(49,485,726)	(42,649,985)
Interest income (expense), net	644,611	156,412	1,818,195	465,052

Loss before income taxes	(7,847,370)	(12,997,530)	(47,667,531)	(42,184,933)
Income taxes	18,619	5,034	19,068	14,421

Net loss	(7,865,989)	(13,002,564)	(47,686,599)	(42,199,354)

Net loss attributable to common stockholders	$(7,865,989)	$(13,002,564)	$(47,686,599)	$(42,199,354)

Basic and diluted net loss per common share	$(0.22)	$(0.49)	$(1.32)	$(1.59)

Weighted average common shares outstanding	36,479,355	26,623,208	36,006,524	26,525,466